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                             CONTRACT OF APPOINTMENT

                                     between

                                    CIAO AG,
                               MARSSTRA(BETA)E 40,
                                  80335 MUNCHEN

                      - hereinafter called the "Company" -

                                       and

                                      HERRN
                                STEPHAN MUSIKANT
                             SONNENSTRA(BETA)E 23 d
                                  86923 FINNING

                      - hereinafter called the "Employee" -

                                    CLAUSE 1
                                   EMPLOYMENT

      The Employee is hereby appointed with effect from 16.09.2004 as

                           LEADER EUROPEAN MEDIA SALES

      The Employee shall be responsible for the sales activity relating to all advertising formats for the European platforms.

1. The Company shall reserve the right to allocate reasonable other work to the Employee in line with his previous training and abilities and to transfer him to another place of work or place of employment. If the Company makes use of this right it shall be under an obligation to continue paying his previous remuneration at the same level.


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2.    The place of service shall be Munich. The Employee hereby declares his willingness to undertake business travel, including relatively long periods of travel, for the purpose of meeting the requirements of his employment.

3. The Employee shall be under an obligation during his employment to carry out the work allotted to him conscientiously and to the best of his ability, and also to take on other responsibilities than those envisaged for him. In addition to this he shall be under a further obligation to safeguard the Company's interests in every respect and to devote his working efforts exclusively to the Company.

                                    CLAUSE 2
                                  WORKING HOURS

1. The regular working week shall amount to 40 hours (from Mondays to Fridays), excluding rest breaks. The beginning and end of working hours and the rules on rest breaks shall be based on company practice.

2. The Employee shall be under an obligation if necessary to work beyond company working hours without additional remuneration to the extent that this is statutorily permissible.

                                    CLAUSE 3
                                     SALARY

1. The Employee shall receive an annual salary as shown in sub-clause 2 in return for his contractual work.

2. His basic gross annual salary shall amount to EUR 64.000 and shall be due for payment in twelve equal amounts on the last working day of each month. The Employee can additionally achieve a bonus payment of up to EUR 40.000 gross, for an above average performance up to EUR 50.000 gross. The basis for the bonus payment shall be the performance goals agreed between the parties in a separate bonus agreement. The bonus shall be paid out quarterly; first payment shall be in December.

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3.    If the contract of employment begins of ends during the course of a calendar year, the remuneration shall be paid in proportion to time.

4. Remuneration shall be paid without cash. The Employee shall set up a bank account within ten days of the start of the contract of employment and shall inform the Company of his account number.

5. The Employee's basic salary shall be deemed sufficient remuneration for any overtime or extended hours work and any work on Sundays and public holidays.

                                   CLAUSE 3.1
                                   COMPANY CAR

1. The employee is entitled to the use of a company car (comparable to Audi A4 1,9 TDI, VW Passat 1,9 TDI).

2. The conditions related to this use are separately laid down in a Company Car Agreement.

                                    CLAUSE 4
                                   WORK PAPERS

1. The Employee shall submit the necessary documentation to the Company at the beginning of his employment, meaning in particular his Income Tax card and social-security insurance records. He shall supply all information that the Company needs to meet its contractual and statutory obligations as an employer, e.g. deducting taxes and social-security contributions.

2. The Company shall treat this information as confidential. The Company or one affiliated to it shall register and process on computers the personal data that the Employee discloses. The Employee hereby declares that he is in agreement with his personal data being registered and processed on computers. It is hereby pointed out to the Employee that the Company is not allowed to store the personal data that he gives it on computers without his consent.

3. If incorrect information has been included in the Employee's application papers or appointment questionnaire that represent essential component parts of the contract of

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                                      - 4 -

      employment, the Company shall be entitled to dispute the contract of employment or to terminate it without notice and may place the Employee under an obligation to pay damages.

                                    CLAUSE 5
                              SECONDARY EMPLOYMENT

1. The Employee shall not pursue any secondary employment during the lifetime of this contract of employment unless he has the Company's prior written consent.

2. The Employee shall obtain the prior agreement of the Company before publishing or presenting any matter connected with his work for the Company.

3. The Employee shall accept no gifts, commission payments, or other benefits from customers without clarifying the matter with Management and obtaining its consent in each individual case. The foregoing shall not apply to the hospitality customary in business such as invitations to business meals.

                                    CLAUSE 6
             OBLIGATION OF SECRECY / DATA PROTECTION / DOCUMENTATION

1. The Employee shall be under an obligation to maintain silence over all company and confidential matters, meaning in particular company and business secrets, of which he becomes aware in the context of his employment. This obligation of secrecy shall also cover matters concerning other companies that are commercially associated with the Company and of whose internal affairs he obtains knowledge.

2. The Employee shall be prohibited to register in computer files, record or otherwise retain, alter, or delete personal data protected by the Federal Data Protection Act without authorisation, or to use them for any other purpose than the fulfilment of lawful responsibilities, to make them known or accessible to third parties, or to use them in any other way.

3. The Employee's obligation of secrecy shall survive the termination of this contract of employment.

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                                      - 5 -

4. When the contractual relationship comes to an end the Employee shall return all objects that are the property of the Company, meaning in particular business papers or any copies, photocopies, and notes that may have been made as well as data-carriers and keys. The Employee shall not be entitled to any right of retention over these objects and documents.

5. In the event of the violation of this secrecy obligation the Company shall be entitled to suspend the Employee immediately from exercising his paid employment and to terminate the contract of employment without notice. The Company shall reserve the right to claim damages for any loss sustained as a result of a violation of this secrecy obligation. In the event of such a violation the employer shall also initiate criminal proceedings on the grounds of a violation of contractual and statutory data protection regulations. The significance of this agreement and the need to adhere strictly to the regulations have been pointed out orally as well to the Employee.

                                    CLAUSE 7
                      RIGHTS TO THE USE OF WORKING RESULTS

      The Company shall be exclusively entitled, without any additional remuneration, to the results of work that the Employee achieves in carrying out or in connection with his employment obligations, unless the Employees' Inventions Act mandatorily dictates otherwise or the Employee is permitted to publish his work under his own name. The Company shall in particular receive the unrestricted and exclusive rights of use and commercialisation over working results of all kinds and for all known purposes, as well as authorisation to transfer these rights or to grant them to third parties in any other way.

                                    CLAUSE 8
                                INABILITY TO WORK

1. The Employee shall notify the Company immediately of any instance of his being unable to work and of the expected duration of his incapacity. If so requested the Employee shall inform the Company of the reasons for his incapacity.

2. If the Employee is ill for more than three calendar days he shall be under an obligation to submit to the Company a medical certificate on his incapacity. If his incapacity lasts for longer

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                                      - 6 -

      than is shown in this certificate, the Employee shall be under an obligation to submit a new medical certificate.

                                    CLAUSE 9
                CONTINUATION OF PAYMENT OF SALARY DURING SICKNESS

      The Employee shall continue to receive his salary during sickness in accordance with the currently valid Continuation of Wage Payment Act.

                                    CLAUSE 10
                        REIMBURSEMENT OF TRAVEL EXPENSES

1. The Employee shall reimburse the travel and other expenses that the Employee incurs during business travel, with the exception of the meal allowance, up to the maximum level that can be offset against tax, if they were necessitated by the purpose of the business travel. The foregoing shall be conditional upon the submission of a completed travel expense account.

2. If the Employee uses his own car for business travel he will be reimbursed for each kilometre actually travelled at the maximum tax-free mileage allowance rate.

                                    CLAUSE 11
                          BAN ON ASSIGNMENT AND PLEDGES

1. The Employee shall not assign or pledge his salary or any other accounts receivable under this contract of employment.

2. In exceptional cases the Employee can pledge or assign his claims to remuneration to a third party if he has notified the Company in advance and in writing and has obtained its written consent.

3. The Employee shall bear the costs incurred through any such attachment, pledge, or assignment.

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4.    The Employee shall assign claims for damages to the Company if he has been injured by a third party and the Company has to continue paying his salary while he is incapacitated.

5. The Employee hereby undertakes to provide the Company with all the necessary and available information required for asserting in court its claims for damages.

                                    CLAUSE 12
                              RECREATIONAL HOLIDAY

      The Employee shall be granted paid recreational holiday of 25 working days per calendar year. He shall discuss and agree with his manager the specific timing of his holiday.

                                    CLAUSE 13
                        OBLIGATION TO PROVIDE INFORMATION

      The Employee shall inform the Company without delay about all relevant changes in his personal data, including in particular any changes to his home address, marital status, tax category, health fund, bank account, degree of handicap, and pension notification.

                                    CLAUSE 14
                    TERMINATION OF THE CONTRACT OF EMPLOYMENT

1. The first six months of the employment relationship shall be regarded as a trial period, during which either party to the contract can terminate it at two weeks' notice without having to state any reasons.

2. This contract of employment can be terminated by either side at the end of calendar month at three months' notice. If the period of notice that the Company has to observe is lengthened by statutory regulations, this prolongation shall also apply to the Employee.

3. The foregoing shall not affect statutory regulations on the summary termination (without notice) of the contract of employment for a serious reason [as defined in German law].

4.    Notice of termination shall have no validity unless made in writing.

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5.    The Company shall be entitled at any time, once notice of termination has been served, to release the Employee from service until the notice of termination takes effect if it continues to pay his contractual remuneration and at the same time requests the surrender without compensation of all objects handed over to the Employee. The same shall apply if the contract comes to an end by mutual agreement.

                                    CLAUSE 15
                               BAN ON COMPETITION

1. The Employee shall be prohibited, for the duration of this contract, to work for his own or for any other party's account, as an employee or self-employed, for any firm that is similar to the Company or competes directly against it. The Employee shall likewise not be permitted to set up, acquire, or take a direct or indirect equity holding in any such company during the lifetime of this contract. The exception to this shall be the acquisition of listed shares in competitive companies purely for capital investment purposes.

2. The Employee shall be under an obligation, once his contract of employment has come to an end, not to induce or influence any employee or former employee of the Company to work in any way, shape, or form for him or for a firm in which he holds shares, or to terminate any existing contract of employment with the Company.

                                    CLAUSE 16
                               CONTRACTUAL PENALTY

      In the event of any violation of the ban on enticement as defined in Clause 15 sub-clause 2 or of the secrecy obligation defined in Clause 6 or the ban on competition defined in Clause 15 sub-clause 1, the Employee shall be under an obligation to pay a contractual penalty equal to the average monthly fixed salary he has received over the past twelve months before leaving the Company. The foregoing clause shall have no impact on any further claims the Company may raise.

                                    CLAUSE 17
                             STATUTE OF LIMITATIONS

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      All claims resulting from this contract of employment shall be raised in writing by the contractual parties within a period of six months from their due-date, and in no case later than three months after the contract of employment came to an end. All claims not raised within this period of time shall fall irrevocably null and void. If any claim fails, the opposing party shall raise an action within a period of two months after receiving a written rejection, or otherwise this too will fall null and void.

                                    CLAUSE 18
                      AMENDMENTS AND ADDITIONS TO CONTRACT

1. No additions or amendments to this contract shall have any validity unless made in writing. This shall also apply to any waiver of the written form. No ancillary oral agreements exist.

2. No formal amendment to this contract shall be required if the Employee's remuneration is later increased. The remuneration stated in the Company's communication shall supersede that stated in Clause 3 sub-clause 2.

3. Should any individual provisions of this contract prove to be invalid, this shall not affect the validity of the remainder of the contract. Any invalid provisions shall be replaced by valid ones that come as close as possible to the commercial objectives that the contractual parties were pursuing with the valid ones.

                                    CLAUSE 19
                       PLACE OF EXECUTION AND JURISDICTION

      The place of execution and jurisdiction shall be Munich.

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      The parties hereby declare that each has received one written, signed, and legally binding official copy of this contract.

Munich, June 15, 2004                          Munich, June 15, 2004

/s/ Maximilian Cartellieri                     /s/ Stephan Musikant
-----------------------------------            ----------------------------
Ciao AG Chairman                               Stephan Musikant
Maximilian Cartellieri